(Letterhead of Leonard W. Burningham, Esq.)

December 10, 1996


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Summa Vest, Inc., a Utah corporation (the "Registrant"), SEC File No. 33-1210-D, to be filed on or about
       December 10, 1996, covering the registration and issuance of 969,400 shares of common stock to four individual consultants


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement of the Registrant.

                                   Sincerely yours,

                                   /s/ Leonard W. Burningham

cc:    Summa Vest, Inc.